Exhibit 10.16

May 7, 2005

Richard Davidson

1812 Santa Fe Avenue

Del Mar, CA 92014

Re:	Offer of Employment

Dear Richard,

Kintera, Inc. is pleased to offer you the position of Chief Financial Officer reporting to Harry Gruber, Chief Executive Officer. Your anticipated starting date will be May 11, 2005. This offer and your employment relationship is subject to the terms and conditions of this letter.

If you decide to join us, your initial salary will be $200,000 per year, less applicable withholdings, paid in accordance with Kintera, Inc.’s normal payroll practices. You will be eligible for an annual performance based bonus up to 50% of your annual salary.

You will also be eligible for all benefits available to other Kintera, Inc. full time employees in accordance with Kintera, Inc.’s benefits plans. Kintera, Inc. reserves the right to modify or eliminate these benefits on a prospective basis at any time.

As an additional incentive, and subject to the Kintera, Inc. Board of Directors’ approval, Kintera, Inc. will grant you the right to purchase 200,000 shares of Kintera, Inc.’s Common Stock in accordance with Kintera, Inc.’s stock options documents. These documents will be provided to you under separate cover and you will be required to sign Kintera, Inc.’s standard Stock Option Agreement. The Board of Directors will determine the exercise price of the options at the time the grant is approved. The grant will be subject to a four-year vesting schedule. Twenty-five percent (25%) of the options will vest on the first anniversary of your start date, and the balance of the options will vest on a daily basis for three years thereafter. However, in the event of a Change in Control (as such term is defined in the Kintera 2003 Equity Incentive Plan) of Kintera, then 50% of the shares underlying the stock option referenced herein (the “Option”) which remain unvested immediately prior to the consummation of the Change of Control, shall vest upon the consummation of the Change in Control; provided that you have been continuously employed with Kintera from the date hereof through the time that is immediately prior to the consummation of the Change of Control. Other than as may be amended by the preceding sentence, the terms of your Stock Option Agreement shall remain in full force and effect and otherwise govern the terms and conditions of your Option.

You will also be able to participate in Kintera, Inc.’s Employee Stock Purchase Plan. Documents regarding the plan and eligibility will be provided separately.

If you accept our offer, your employment with Kintera, Inc. will be “at-will.” This means your employment is not for any specified period of time and can be terminated by you at any time for any reason. Likewise, Kintera, Inc. may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Kintera, Inc. reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Kintera, Inc.’s CEO.

9605 Scranton Road, Suite 240, San Diego, CA 92121    Phone (858) 795-3000    Fax (858) 795-3010    www.kintera.com

This offer is contingent upon the following:

•	Approval by Kintera Inc.’s Board of Directors.

•	Signing Kintera, Inc.’s Employee Innovations and Proprietary Rights Assignment Agreement and Securities Trading Policy;

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States; an example of suitable documentation includes, but is not limited to, a U.S. passport or both a driver’s license and U.S. Social Security card.);

•	Verification of the information contained in your employment application, including satisfactory references; and

•	Agreement that you will be paid via direct deposit.

This letter, including the enclosed Employee Innovations and Proprietary Rights Assignment Agreement, Securities Trading Policy and the options purchase documents referenced above, constitute the entire agreement between you and Kintera, Inc. relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Kintera, Inc.’s CEO.

To indicate your acceptance of Kintera, Inc.’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me, along with the other forms referenced above.

This offer is valid until the end of business on May 10, 2005.

We hope your employment with Kintera, Inc. will prove mutually rewarding, and we look forward to having you join us. On behalf of the entire organization, we are very pleased by the opportunity to have you join the Kintera, Inc. team, and we look forward to your contribution. If you have any questions, please contact me at 858-795-3022.

Sincerely,

/s/ Harry Gruber
Harry Gruber
Chief Executive Officer

* * * * * * * * * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment described in these documents. I understand and agree that my employment with Kintera, Inc. is at-will.

Dated	May 7, 2005	By:	/s/ Richard Davidson
Richard Davidson